Exhibit 99.1

Loyalty Ventures Inc.
Comments on Operations in Russia

DALLAS, Texas, March 14, 2022 – Loyalty Ventures Inc. (Nasdaq: LYLT), a leading provider of tech-enabled, data-driven consumer loyalty solutions today provided an update on its operations in Russia.

The company has taken steps to pause business in Russia, but will honor its commitments to current programs with Russian grocery chain clients in fulfillment of contractual obligations. However, the company does not plan to offer new loyalty campaigns there for the time being. The vast majority of products the company uses for its campaign-based loyalty solutions in Russian grocery stores are sourced internationally, and none of the rewards for loyalty campaigns outside of Russia are sourced from Russian suppliers.

For full year 2022, the company projects that its decision to pause its loyalty campaigns for Russian grocery chains will result in lost revenues of approximately $16 million (€15 million). For the year ended December 31, 2021, Loyalty Ventures Inc.’s revenue was $735 million.

About Loyalty Ventures Inc.
Loyalty Ventures Inc. (Nasdaq: LYLT), an S&P SmallCap 600 company, is a leading provider of tech-enabled, data-driven consumer loyalty solutions. Our solutions are focused on helping partners achieve their strategic and financial objectives, from increased consumer basket size, shopper traffic and frequency and digital reach to enhanced program reporting and analytics.

We help financial services providers, retailers and other consumer-facing businesses create and increase customer loyalty across multiple touch points from traditional to digital to mobile and emerging technologies. We own and operate the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of purpose-driven, tailor-made, campaign-based loyalty solutions for grocers and other high-frequency retailers.

The AIR MILES Reward Program is Canada’s most recognized loyalty program with approximately two-thirds of all Canadian households participating. AIR MILES collectors earn AIR MILES at more than 300 leading Canadian, global and online brands and at thousands of retail and service locations across the country. This activity powers an unmatched data asset which along with world-class analytics and marketing capabilities, enables clients to accelerate their marketing activities and ROI. It is the only loyalty program of its kind to give collectors the flexibility and choice to use AIR MILES on aspirational rewards such as merchandise, travel, events or attractions or, instantly, in-store or online, through AIR MILES Cash at participating Partner locations. For more information, visit: airmiles.ca. To celebrate collectors and the issuance of its 100 Billionth Mile, AIR MILES is inviting Canadians to visit the Program on Facebook, Instagram and Twitter.

BrandLoyalty provides winning loyalty campaigns by connecting high-frequency retailers, brand partners, and shoppers. BrandLoyalty changes shoppers’ behavior in high-frequency retail worldwide - both on a transactional and emotional level.

Find out more via brandloyalty.com or on LinkedIn and YouTube.

More information about Loyalty Ventures can be found at loyaltyventures.com.

Loyalty Ventures Inc.
March 14, 2022

Caution Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results and future economic conditions, including, but not limited to, changes in geopolitical conditions, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to reduction in demand from clients, supply chain disruption with respect to our rewards, disruptions in the airline or travel industries and labor shortages due to quarantine.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section of both (1) our Form 10-K for the most recently ended fiscal year and (2) any updates in Item 1A, or elsewhere, in our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K or any updates thereto. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Investor Contact:
Lynn Morgen
ADVISIRY PARTNERS
lynn.morgen@advisiry.com
+1.212.750.5800

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